Exhibit 99.1

NEWS RELEASE

RANGE AGREES TO $219 MIILLION APPALACHIAN PURCHASE

FORT WORTH, TEXAS, NOVEMBER 23, 2004...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that it had agreed to acquire $219 million of additional Appalachian oil and gas properties through the purchase of a private company. Approximately half the value is attributable to royalty interests. The Company estimates that proved reserves assigned to the properties are 205 Bcfe. The reserves are 99% natural gas and are to date only 40% developed. More than 80% of the reserves are coalbed methane. The currently producing wells are characterized by shallow decline curves. At year-end, the reserve-to-production ratio on the properties will exceed 20 years.

The acquisition involves the legacy oil and gas assets of an eastern coal company which date back almost a century. The properties include 417,000 acres located primarily in Virginia and West Virginia. On 373,000 mineral acres, the interests include a royalty and a working interest. Approximately 30% of the current proved reserves are derived from royalty interests, which bear no operating costs. Of the 1,872 producing wells being acquired, Range will own a royalty interest in 1,317 wells, a royalty and working interest in 516 wells and a working interest in 39 wells. A total of 1,550 drilling locations have been identified to date, of which 790 have been classified as proven. In 90% of these locations, Range will own a 12.5% royalty as well as a 50% working interest.

Production from the properties currently approximates 14.8 Mmcfe net per day, of which 40% is royalty gas. Approximately 70% of the current production is coalbed methane, with the remainder coming from tight sand reservoirs. Operating costs on the working interests currently average $0.58 per mcfe. With the royalty interests bearing no operating costs, the operating cost on the overall production stream averages $0.36 per mcfe. The coalbed methane is produced from depths of 1,200 to 2,500 feet, while the tight gas production is from depths of 4,500 to 5,500 feet. As the rights to all depths are being acquired, deeper potential on the properties has yet to be evaluated. Range anticipates that between 100 and 150 new wells will be drilled on the acquired properties in 2005. Through ongoing development, production from the properties is projected to increase 10% to 15% a year for at least the next eight years.

As a result of the recent Great Lakes acquisition and this purchase, Range’s Appalachian production and reserves will have more than tripled during 2004. The Company’s acreage position in Appalachia will exceed 1.9 (1.7 net) million acres. Closing of the transaction, which is subject to standard conditions, is anticipated by year-end. The purchase will be financed through a combination of bank borrowings and the possible offering of equity and/or subordinated debt.

Commenting, John H. Pinkerton, Range’s President stated, “This is a unique acquisition opportunity. A significant portion of the value involves royalty interests which command a substantial premium. Just as important, the properties are comprised of high-margin, long-life gas reserves, that have predictable, multi-year growth potential driven by large concentrated acreage positions. The properties fit well with our existing Appalachian operations and greatly expand our exposure to coalbed methane. Finally, we believe the acquisition’s cost metrics are outstanding. Without any allocation of purchase price to acreage, the proved reserves are being acquired for $1.07 per mcfe ($1.52 per mcfe fully developed). This is particularly significant as we can manage the properties with only a modest increase in overhead given our technical and operating staff in the basin. We now anticipate that Company-wide production will increase by more than 20% in 2005 assuming the acquisition closes.”

The Company will host a conference call on Tuesday, November 23 at 10:00 a.m. ET to discuss the acquisition. To participate, please dial 877-207-5526 about 5-10 minutes prior to the start of the call and ask for the Range Resources Acquisition Conference Call. A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website allowing time to install any necessary software. The webcast will be archived for replay on the Company’s website for 15 days. A replay of the call will be available through November 30 at 800-642-1687. The conference ID is 2408723. For additional information, a Powerpoint presentation is available on the Company’s home page of its website at www.rangeresources.com.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

Except for historical information, statements made in this release, including those relating to anticipated development potential and recompletion and drilling opportunities are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2004-32

Contact:	Rodney Waller, Senior Vice President Karen Giles (817) 870-2601 www.rangeresources.com

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